Exhibit 99.1

Duckwall-Alco Stores, Inc. Reports Record Sales and Higher Earnings for 102nd Anniversary Year

Company Opened 8 New ALCO Stores and Remodeled 23 Stores During Year

ABILENE, Kan., March 24 /PRNewswire-FirstCall/ — Duckwall-ALCO Stores, Inc. (NASDAQ: DUCK), an operator of 264 full-line discount and hometown variety stores in 21 states in the central U.S., today announced record sales and higher earnings for the fourth quarter and fiscal year ended February 1, 2004 (FY2004).

For the quarter ended February 1, 2004, earnings from continuing operations rose 21.3% to $3,816,000, or $0.87 per diluted share, compared with $3,146,000, or $0.72 per diluted share, in the fourth quarter of FY2003. Net earnings rose 24.2% to $3,833,000, or $0.87 per diluted share, from $3,085,000, or $0.71 per diluted share, in the quarter ended February 2, 2003.

For the year ended February 1, 2004, earnings from continuing operations increased 14.8% to $6,403,000, or $1.47 per diluted share, versus $5,577,000, or $1.28 per diluted share, in the previous fiscal year. Net earnings for the year ended February 1, 2004 increased 21.6% to $6,513,000, or $1.50 per diluted share, compared with $5,354,000 or $1.28 per diluted share, for the year ended February 2, 2003.

Sales increased 7.2% to $123.3 million in the most recent quarter, while same-store sales rose 1.2%. Sales for the twelve months ended February 1, 2004 increased 7.4% to $433.3 million, versus $403.5 million in the previous fiscal year. Same-store sales increased 1.0% in FY2004 when compared with FY2003 results.

“I am very pleased with the efforts of our associates that resulted in a solid earnings increase during Fiscal 2004,” commented Glen L. Shank, Chairman and Chief Executive Officer of Duckwall-ALCO Stores, Inc. “We achieved these results because of our strategic decision to place a greater emphasis on consumable merchandise, as well as improved productivity in our distribution center. While consumable merchandise generally carries a lower gross margin, we were able to offset industry-wide softness in some higher margin categories, and higher shrinkage and general insurance costs, with strong sales of consumables and tight expense controls. That said, we did not accomplish all of our goals for the year and shall strive for further improvements during Fiscal 2005.”

“We continued to strengthen our balance sheet last year by paying down more than $13 million of outstanding debt,” continued Shank. “Our equity-to- total-capitalization ratio improved to 91%, from 81% a year earlier, and, based on that measure, the Company ended the fiscal year with the strongest balance sheet in over 10 years. Management is committed to further improvements in our long-term performance through innovative merchandising strategies, enhanced asset utilization and greater operating efficiencies. Our strong balance sheet allows us to pursue these goals more effectively.”

“We also completed the third year of our store remodeling program in Fiscal 2004. The program is designed to revitalize the stores and allow the Company to achieve certain very important long-term strategic objectives involving merchandise presentation, product mix and marketing. We are actively seeking ways to improve the current format of our stores as well as our product mix and we are excited about the future opportunities. As always, our goal is to optimize our performance and improve shareholder value,” concluded Shank.

Gross margin improved to 32.5% of sales in the most recent quarter, from 32.0% in the prior-year period. The improvement was primarily a result of lower shrinkage and freight costs, along with reduced markdowns, partially offset by a shift in sales mix towards lower-margin products. For the year ended February 1, 2004, gross margin declined to 33.1% of sales from 33.4% in FY2003, due generally to a less favorable sales mix of sales and higher shrinkage costs, partially offset by slightly lower markdowns. The shift in sales mix partly reflects the Company’s decision to expand the offerings of consumable products within its stores. While consumables generally carry a lower margin than most other store merchandise, management believes the decision to place greater emphasis upon consumables had a positive impact upon sales and profits during FY2004.

Operating expenses as a percent of sales increased to 28.1% in the fourth quarter of FY2004, from 27.3% a year earlier, primarily due to higher incentive compensation and medical insurance costs, partially offset by lower distribution center expenses resulting from productivity improvements. Operating expenses as a percent of sales for the year ended February 1, 2004 declined slightly to 30.7%, from 30.8% in the previous year, due primarily to lower distribution center, advertising and remodeling expenses, partially offset by higher general insurance and store opening costs.

Interest expense declined to $311,000 in the most recent quarter, from $404,000 in the prior-year period, primarily due to lower borrowings. For the year ended February 1, 2004, interest expense declined to $1,386,000, from $1,609,000 in FY2003, due primarily to lower interest rates and borrowings.

The Company’s effective tax rate for the FY2004 was 30.3%, compared with 36.7% in the prior fiscal year. The rate was lower this year primarily due to an over-accrual of prior period taxes of approximately $618,000, or $0.14 per diluted share, which was reversed in the current year. Approximately $587,000, or $0.13 per diluted share, of this reduction was recorded in the fourth quarter this year. The Company currently expects its effective tax rate for the coming year to approximate 37%.

These results reflect the adoption of Emerging Issues Task Force Consensus No. 02-16 (EITF 02-16), which involves accounting for money received from suppliers and had no material impact on earnings for the fourth quarter or year ended February 1, 2004. Also, prior-year financial statements reflect a reclassification of stores subsequently closed into discontinued operations.

During the fourth quarter, the Company, as part of an ongoing program, remodeled 1 ALCO store. During the year ended February 1, 2004, a total of 23 stores were remodeled, and 87 stores have been remodeled since the inception of the store remodeling program three years ago (including 32 during each of the last two fiscal years). The Company has also opened a total of 17 new ALCO stores during the last three fiscal years that incorporate the enhanced merchandising concepts of the remodeled stores, bringing the total number of stores with this new format to 104 at the end of FY2004.

During the most recent quarter, the Company opened 1 new ALCO store, and no stores were closed. For the fiscal year, the Company opened 8 new ALCO stores, compared with 5 ALCO openings in FY2003. The Company closed 2 ALCO and 6 Duckwall stores during FY2004.

About Duckwall-ALCO Stores, Inc.

Duckwall-ALCO Stores Inc. is a leading regional retailer that currently operates 264 full-line discount and hometown variety stores in 21 states in the central portion of the United States under the names “ALCO” and “Duckwall” respectively. The Company’s strategy is to target smaller markets not served by other regional or national full-line retail discount chains and provide the most convenient access to retail shopping within each market. The Company is headquartered in Abilene, Kansas and its common stock is listed on the NASDAQ National Market under the symbol “DUCK”.

Forward-looking statements

This press release contains forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”). Any forward-looking statements are made by the Company in good faith, pursuant to the safe-harbor provisions of the Act. These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and Company performance. Factors, which could significantly change results, include but are not limited to: sales performance, expense levels, competitive activity, interest rates, changes in the Company’s financial condition and factors affecting the retail category in general. Additional information regarding these and other factors may be included in the Company’s quarterly 10-Q filings and other public documents, copies of which are available from the Company on request.

CONTACT: Dick Mansfield Vice President, Finance, Treasurer and Chief Financial Officer 785-263-3350 x286 e-mail: dmansfield@duckwall.com internet home page: www.duckwall.com

or

RJ Falkner & Company, Inc., Investor Relations Counsel at (800) 377-9893 or via e-mail at info@rjfalkner.com

Consolidated Statements of Operations (In thousands, except per share amounts) Unaudited

	Three Months Ended		Year Ended
	February 1, 2004	February 2, 2003	February 1, 2004	February 2, 2003
Net sales	$123,264	$ 115,008	$433,270	$ 403,471
Cost of sales	83,161	78,205	289,702	268,892
Gross profit	40,103	36,803	143,568	134,579
Selling, general and
administrative	32,869	29,618	125,726	117,333
Depreciation and
amortization	1,810	1,809	7,284	6,825
Total operating
expenses	34,679	31,427	133,010	124,158
Operating income from
continuing operations	5,424	5,376	10,558	10,421
Interest expense	311	404	1,386	1,609
Earnings from continuing
operations before
income taxes	5,113	4,972	9,172	8,812
Income tax expense	1,297	1,826	2,769	3,235
Earnings from
continuing operations	3,816	3,146	6,403	5,577
Earnings / (loss) from
discontinued operations,
net of income tax	17	(61)	110	(223)
Net earnings	$ 3,833	$ 3,085	$ 6,513	$ 5,354
Per share data (diluted):
Earnings from continuing
operations	$ 0.87	$ 0.72	$ 1.47	$ 1.28
Net earnings	$ 0.87	$ 0.71	$ 1.50	$ 1.23
Weighted-average
shares outstanding:
Basic	4,283	4,260	4,243	4,236
Diluted	4,405	4,340	4,343	4,356

DUCKWALL-ALCO STORES, INC. Consolidated Balance Sheet (In thousands) Unaudited

	February 1, 2004	February 2, 2003
Assets
Current assets:
Cash and cash equivalents	$ 1,084	$ 1,356
Receivables	1,521	2,015
Inventories	131,661	129,677
Prepaid expenses	2,188	2,415
Total current assets	136,454	135,463
Property and equipment	86,349	84,155
Less accumulated amortization	59,586	54,125
Net property and equipment	26,763	30,030
Property under capital leases, net of accum
amortization	3,079	3,611
Other non-current assets	164	239
Deferred income taxes	1,033	557
Total assets	$167,493	$169,900
Liabilities and Stockholders’ Equity
Current Liabilities
Current maturities of long-term debt	$ 533	$ 500
Current maturities of capital lease obligations	802	712
Accounts payable	27,799	25,241
Income taxes payable	1,944	1,326
Accrued salaries and commissions	5,475	5,372
Accrued taxes other than income	4,496	3,935
Other current liabilities	4,276	2,836
Deferred income taxes	1,668	2,164
Total current liabilities	46,993	42,086
Notes payable under revolving loan credit
facility	4,958	17,483
Long-term debt, less current maturities	--	532
Capital lease obligations, less current
maturities	4,583	5,384
Other noncurrent liabilities	1,347	1,448
Deferred revenue	419	857
Total liabilities	58,300	67,790
Stockholders’ equity
Common Stock, $.0001 par value, authorized 20,000,000 shares in 2004 and
2003; issued and outstanding 4,299,816 and 4,260,557
shares in 2004 and 2003, respectively	1	1
Additional paid-in capital	49,329	48,759
Retained earnings	59,863	53,350
Total stockholders’ equity	109,193	102,110
Total liabilities and stockholders’
equity	$167,493	$169,900

SOURCE Duckwall-ALCO Stores, Inc.

     -0-           03/24/2004
     /CONTACT: Dick Mansfield, Vice President, Finance, Treasurer and Chief Financial Officer of Duckwall-ALCO Stores, Inc., +1-785-263-3350, ext. 286, dmansfield@duckwall.com; or Investor Relations Counsel of RJ Falkner & Company, Inc., +1-800-377-9893, info@rjfalkner.com, for Duckwall-ALCO Stores, Inc./
     /Web site: http://www.duckwall.com /
(DUCK)

CO: Duckwall-ALCO Stores, Inc. ST: Kansas IN: REA HOU SU: ERN